Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Columbia Care Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock	457(c)	18,755,082(1)	$1.95(2)	$36,572,409.90	0.0000927	$3,390.26

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$36,572,409.90		$3,390.26

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$3,390.26

(1)

The securities are being registered solely in connection with the resale of common shares (the “Common Shares”) of Columbia Care Inc. (“Columbia Care”) by the selling securityholders named in this registration statement (the “Selling Securityholders”).

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of Common Shares on May 13, 2022, as reported on Canadian Securities Exchange (converted to USD based on the exchange rate on May 13, 2022 of C$1.2953 = US$1.00), which was approximately $1.95 per share.